Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street | Palo Alto, CA 94304-1115 | tel 650.233.4500 | fax 650.233.4545

August 9, 2016

8x8, Inc.
2125 O'Nel Drive
San Jose, CA 95131

Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for 8x8, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 relating to the registration under the Securities Act of 1933 (the "Act") of 4,500,000 shares of the Company's common stock, par value $0.01 per share, of the Company (the "Shares"), issuable pursuant to the Company's 2012 Equity Incentive Plan (the "Plan").

We have reviewed and are familiar with such corporate proceedings and other matters as we have considered relevant or necessary for the opinions expressed in this letter. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid and nonassessable. The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours very truly,

/s/ Pillsbury Winthrop Shaw Pittman LLP

Pillsbury Winthrop Shaw Pittman LLP